AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT is entered into as of December 29, 2008 and made effective as of January 1, 2009 (the “Effective Date”) by and among TANGER PROPERTIES LIMITED PARTNERSHIP (the “Partnership”), a North Carolina limited partnership, TANGER FACTORY OUTLET CENTERS, INC. (the “Company”), a North Carolina corporation and STANLEY K. TANGER (the “Executive”).

RECITALS:

A.           The Executive is the Chief Executive Officer of the Partnership, an officer of the Company and Chairman of the Board of Directors of the Company under the terms of an Amended and Restated Employment Agreement dated as of January 1, 2004 between the Executive, the Partnership and the Company (the “Existing Employment Contract”).

B.           The Company, the Partnership and the Executive intend to modify and amend the Existing Employment Contract as provided herein.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below the parties hereto agree as follows:

1. Certain Definitions.

(a) “Annual Base Salary” is defined in Section 7(a).(b) “Annual Bonus” is defined in Section 7(d).

(c) “Benefits” is defined in Section 7(b)(iii).

(d) “Cause” For purposes of this Agreement, the Partnership or the Company shall have “Cause” to terminate the Executive’s employment hereunder upon (i) the Executive causing material harm to the Company through a material act of dishonesty in the performance of his duties hereunder, (ii) his conviction of a felony involving moral turpitude, fraud or embezzlement, or (iii) his willful failure to perform his material duties under this Agreement (other than a failure due to disability) after written notice specifying the failure and a reasonable opportunity to cure (it being understood that if his failure to perform is not of a type requiring a single action to cure fully, that he may commence the cure promptly after such written notice and thereafter diligently prosecute such cure to completion).

(e) “Change of Control” shall mean (A) the sale, lease, exchange or other transfer (other than pursuant to internal reorganization) by the Company or the Partnership of more than 50% of its assets to a single purchaser or to a group of associated purchasers; (B) a merger, consolidation or similar transaction in which the Company or the Partnership does not survive as an independent, publicly owned corporation or the Company ceases to be the sole general partner of the Partnership; or (C) the acquisition of securities of the Company or the Partnership in one or a related series of transactions (other than pursuant to an internal reorganization) by a single purchaser or a group of associated purchasers (other than the Executive or any of his lineal descendants, lineal ancestors or siblings) which results in their ownership of twenty-five (25%) percent or more of the number of Common Shares of the Company (treating any Partnership Units or Preferred Shares acquired by such purchaser or purchasers as if they had been converted to Common Shares) that would be outstanding if all of the Partnership Units and Preferred Shares were converted into Common Shares; (D) a merger involving the Company if, immediately following the merger, the holders of the Company’s shares immediately prior to the merger own less than fifty (50%) of the surviving company’s outstanding shares having unlimited voting rights or less than fifty percent (50%) of the value of all of the surviving company’s outstanding shares; or (E) a majority of the members of the Company’s Board of Directors are replaced during any twelve month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

(f) “Disability” shall mean the absence of the Executive from the Executive’s duties to the Partnership and/or the Company on a full-time basis for a total of 16 consecutive weeks during any 12 month period as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Partnership or the Company and acceptable to the Executive or the Executive’s legal representative (such agreement as to acceptability not to be withheld unreasonably).

(g) A “Contract Year” shall be a calendar year.

(h) “Good Reason” The Executive shall have Good Reason to terminate his employment upon the occurrence of any of the following events:

(1) any material adverse change in his job titles, duties, responsibilities, perquisites granted hereunder, or authority without his consent; provided, however, that, notwithstanding the foregoing, effective January 1, 2009, the Executive shall have Good Reason to terminate his employment pursuant to this Section (k)(1) only upon the occurrence of a material adverse change in his title as Chairman of the Board or the duties, responsibilities or authority related thereto without his consent;

(2) if, after a Change of Control, either (i) the principal duties of the Executive are required to be performed at a location other than the Greensboro, North Carolina metropolitan area without his consent or (ii) the Executive no longer reports directly to the Board of Directors;

(3) the relocation of the Company and/or the Partnership headquarters outside of the Greensboro, North Carolina metropolitan area without his consent;

(4) a material breach of this Employment Agreement by the Partnership or Company, including without limitation, the failure to pay compensation or benefits when due hereunder if such failure is not cured within 30 days after delivery to the Company and the Partnership of the Executive’s written demand for payment thereof;

(5) if the Executive elects to terminate his employment by written notice to the Company and the Partnership within the 180 day period following a Change of Control; or

(6) if the Executive is removed, or is not re-elected as a Director of the Company.

(i) “Contract Term” is defined in Section 2(b).

(j) “Section 409A” shall mean, collectively, Section 409A of the internal Revenue Code of 1986, as amended, and the Department of Treasury Regulations and other interpretive guidance promulgated thereunder, including without limitation any such regulations or other guidance that may be issued after the date of this amendment and restatement.

2. Employment.

(a) The Partnership and the Company shall continue to employ the Executive and the Executive shall remain in the employ of the Partnership and the Company during the Contract Term (as defined in this Section 2) in the positions set forth in Section 3 and upon the other terms and conditions herein provided, unless the Executive’s employment is terminated earlier as provided in Section 8 hereof

(b) The initial Contract Term of the Existing Employment Contract began as of January 1, 2004 (the “Commencement Date”) and ended on December 31, 2006 (the “Initial Contract Term”).  On each January 1 for the calendar years 2005 through 2008, the Contract Term was automatically extended by one year, and on the first day of January of each calendar year thereafter (an “Extension Date”), the Contract Term shall be automatically extended by one year unless (i) the Executive’s employment has been earlier terminated as provided in Section 8 or (ii) either the Partnership or the Company gives written notice to the Executive one hundred eighty (180) days prior to the Extension Date that the Contract Term shall not be automatically extended.  For purposes of illustration, if the Executive’s employment has not been terminated as provided in Section 8 and if neither the Company nor the Partnership has given written notice to the Executive at least 180 days prior to January 1, 2010 that the Contract Term will not be extended, on January 1, 2010, the Contract Term will be extended to and including December 31, 2012.

If the Contract Term is extended as provided herein, the Executive’s employment may be terminated (other than upon expiration) only as provided in Section 8.  References herein to the “Contract Term” shall refer to the Initial Contract Term as extended pursuant to this Section 2.

3. Position and Duties.  During the Executive’s employment hereunder, he shall serve as:

(a) an executive employee of the Partnership and shall have such duties, functions, responsibilities and authority as are consistent with the Executive’s position,

(b) the Chief Executive Officer and Chairman of the Board of Directors of the Company and shall have such duties, functions, responsibilities and authority as are consistent with the Executive’s position as the senior executive officer in charge of the general management, business and affairs of the Company (and the Partnership, through the Company’s capacity as general partner of the Partnership), and

(c) if elected or appointed thereto, as a Director and Chairman of the Board of directors of the Company;

provided, however, that effective December 31, 2008, the Executive shall resign as Chief Executive Officer and thereafter will have the title of Chairman of the Board and will have the duties and responsibilities described in the attached Exhibit B and such other duties and responsibilities not inconsistent therewith as shall be assigned to him by the Board. The Executive’s position, duties and responsibilities may not be changed and the Executive’s Annual Base Salary may not be reduced during his employment hereunder without the Executive’s written consent.

4. Competition.

(a) The Executive shall be permanently prohibited from engaging in Competition (as defined in subsection 4(b) below) with the Partnership or the Company.

(b) The term “Competition” for purposes of this Agreement shall mean the engagement outside the Partnership and the Company

(1) in any material commercial real estate activities, with the exception of

(i) the development or ownership of properties (or replacement properties) which were owned collectively or individually by the Executive, by members of his family or by any entity in which any of them owned an interest or which was for the benefit of any of them prior to June 30, 1993 (including the three factory outlet centers in which the Executive is a 50% partner, the shopping center on West Market Street in Greensboro, North Carolina (such four properties defined herein as the “Excluded Properties”) and the interests of the Tanger Family Limited Partnership),

(ii) the direct or indirect passive investment in commercial real estate, and

(iii) service on the board of directors of any publicly traded company, whether or not such company engages in Competition as defined in this subsection 4(b); provided however that,

(2) “Competition” shall include management, development or construction of any factory outlet centers or competing retail commercial property or any other active or passive investment in property connected with a factory outlet center or a competing retail commercial property, with the exception of

(i) the activities permitted in subparagraph 4(b)(i)(A) with respect to the Excluded Properties,

(ii) the ownership of up to 1 % of any class of securities of any publicly traded company, and

(iii) the employment under this Agreement.

(c) The Executive covenants that a breach of subsection 4 (a) above would immediately and irreparably harm the Partnership and the Company and that a remedy at law would be inadequate to compensate the Partnership and the Company for their losses by reason of such breach and therefore that the Partnership and/or the Company shall, in addition to any other rights and remedies available under this Agreement, at law or otherwise, be entitled to an injunction to be issued by any court of competent jurisdiction enjoining and restraining the Executive from committing any violation of subsection 4(a) above, and the Executive hereby consents to the issuance of such injunction.

5. Registration Rights.  The Executive shall have registration rights pursuant to the Registration Rights Agreement attached hereto as Exhibit A.

6. Place of Performance.  During his employment hereunder, the Executive shall be based at the Partnership’s principal executive offices and the Company’s principal executive offices located in Greensboro, North Carolina.

7. Compensation and Related Matters.  During the Executive’s employment hereunder, the Executive shall be paid the compensation and shall be provided with the benefits described below:

(a) Annual Base Salary.  The Executive’s annual base compensation (“Annual Base Salary”) payable with respect to the Contract Year ending December 31, 2004 shall be $470,000.  The amount of Annual Base Salary payable to the Executive with respect to each Contract Year thereafter shall be an amount negotiated between and agreed upon by the Executive and the Board of Directors of the Company (in its capacity as general partner and in its own behalf) but in no event less than the Executive’s Annual Base Salary for the prior Contract Year.

(b) Benefits, The Executive shall be entitled to

(1) receive stock options (incentive or nonqualified) under the Company’s Stock Option Plan and the Partnership’s Unit Option Plan;

(2) participate in the Partnership’s 401(k) Savings Plan, and

(3) participate in or receive benefits under any employee benefit plan or other arrangement made available by the Partnership or the Company to any of its employees (collectively “Benefits”), on terms at least as favorable as those on which any other employee of the Partnership or the Company shall participate; provided, however, that the Executive shall be entitled to four weeks of paid vacation during each Contract Year, exclusive of Partnership holidays.

Without the Executive’s prior written consent, the Company and/or the Partnership will not terminate or reduce any benefits paid to the Executive under this Section 7(b) unless the Executive is furnished with a benefit that is substantially equivalent.

(c) Automobile. In addition to the other compensation and benefits described in this Section 7, the Executive shall be entitled to receive a monthly automobile allowance of $800, payable at the same times Base Salary is payable hereunder.  The Executive may apply such allowance in any manner, and shall be entitled to retain any portion of such allowance not applied towards his automobile expense.  The Executive shall be responsible for all automobile costs and expenses in excess of the allowance provided hereunder.

(d) Annual Bonus. As additional compensation for services rendered, the Executive shall receive such bonus or bonuses as the Company’s Compensation Committee may from time to time approve including without limitations awards under the Company’s Incentive Award Plan; provided that any Annual Bonus shall be payable on or prior to the fifteenth (15th) day of the third (3rd) calendar month following the end of the calendar year with respect to which such Annual Bonus relates.

(e) Expenses. Subject to Section 23(b)(v), the Partnership and the Company shall promptly reimburse the Executive for all reasonable travel and other business expenses incurred by the Executive in the performance of his duties to the Partnership and the Company, respectively, hereunder.

(f) Payment of Compensation. For each Contract Year or portion thereof covered by this Agreement, the Company shall be liable for the percentage described below (the “Company Percentage”) of the cost of the Executive’s Annual Base Salary, and for any awards granted by the Company to the Executive pursuant to the Incentive Award Plan of the Company and the Partnership (the “Incentive Award Plan”), and the Partnership shall be liable for the remainder of the cost of the Executive’s total compensation (including any awards granted by the Partnership pursuant to the Incentive Award Plan).

The Company Percentage for each Contract Year shall be determined by the Board of Directors of the Company (in its capacity as sole owner of the general partner and in its own behalf), excluding the Executive, as the reasonable allocation of the benefits for the Executive’s services.

8. Termination

.  The Executive’s employment hereunder may be terminated prior to the end of the Contract Term by the Partnership, the Company or the Executive, as applicable, without any breach of this Agreement only under the following circumstances:

(a) Death. The Executive’s employment hereunder shall terminate upon his death.

(b) Disability. If the Disability of the Executive has occurred during the Contract Term, the Partnership or the Company, respectively, may give the Executive written notice in accordance with Section 8(g) of its intention to terminate the Executive’s employment.  In such event, the Executive’s employment with the Partnership and the Company shall terminate effective on the 30th day after receipt of such notice by the Executive, provided that within the 30 days after such receipt, the Executive shall not have returned to full-time performance of his duties.

(c) Cause. The Partnership or the Company may terminate the Executive’s employment hereunder for Cause.

(d) Good Reason. The Executive may terminate his employment for Good Reason.

(e) Without Cause. The Partnership or the Company may terminate the Executive’s employment hereunder without Cause upon 30 days notice.

(f) Resignation without Good Reason. The Executive may resign his employment without Good Reason upon 90 days written notice to the Partnership and the Company.

(g) Notice of Termination. Any termination of the Executive’s employment hereunder by the Partnership, the Company or the Executive (other than by reason of the Executive’s death) shall be communicated by a notice of termination to the other parties hereto.  For purposes of this Agreement, a “notice of termination” shall mean a written notice which (i) indicates the specific termination provision in the Agreement relied upon, (ii) sets forth in reasonable detail any facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision indicated and (iii) specifies the effective date of the termination.

9. Severance Benefits.

(a) Termination without Cause or for Good Reason: Subject to Section 23(b), if the Executive’s employment shall be terminated (i) by the Company or the Partnership other than for Cause (as defined above) or (ii) by the Executive for Good Reason (as defined above), the Partnership and the Company shall pay a lump sum cash payment (the “Severance Payment”) to the Executive within thirty (30) days after such termination of the Executive’s employment in an amount equal to 300% of the sum of (A) his Annual Base Salary, (B) his Deemed Annual Bonus for the Contract Year in which the termination occurs and (C) his annual automobile allowance under Section 7(c) hereof.  In addition, subject to Section 23(b), the Partnership and the Company shall continue to provide all Benefits to the Executive under this Agreement for each Contract Year through the end of the Contract Term.  For these purposes, the Executive’s Deemed Annual Bonus for any Contract Year shall be the greater of (i)the Executive’s Average Annual Bonus for that Contract Year and (ii) Executive’s Annual Bonus for the prior Contract Year.  The Executive’s Average Annual Bonus for a Contract Year shall be an amount equal to the sum of all Annual Bonuses earned by the Executive for the Contract Years immediately preceding the Contract Year for which the calculation is being made (not exceeding three (3) Contract Years) divided by the number of such Annual Bonuses.  In calculating the Executive’s Annual Bonus or Average Annual Bonus for a Contract Year, the amount of any share-based award under the Incentive Award Plan that the Executive is required to recognize as income for federal income tax purposes in a Contract Year shall be included as part of the Executive’s Annual Bonus for that Contract Year.

(b) Termination by Death or Disability. Subject to Section 23(b), upon the termination of the Executive’s employment by reason of his death or Disability, the Company shall pay to the Executive or to the personal representatives of his estate (i) within thirty (30) days after the termination, a lump-sum amount equal to the amount of Annual

Base Salary that would have been due through the end of the Contract Term assuming no early termination had occurred and assuming no increases or decreases in Annual Base Salary and (ii) on or before the day on which the Executive’s Annual Bonus for the Contract Year in which the termination occurs would have been payable if the termination had not occurred, an amount equal to the Annual Bonus the Executive would have received for that Contract Year if the termination had not occurred multiplied by a fraction the numerator of which is the number of days in that Contract Year before the date of termination and the denominator of which is 365.  This subsection 9(b) shall not limit the entitlement of the Executive, his estate or beneficiaries to any disability or other benefits then available to the Executive under any life, disability insurance or other benefit plan or policy which is maintained by the Partnership or the Company for the Executive’s benefit.

(c) Termination for Cause or Without Good Reason. If the Executive’s employment is terminated by the Company for Cause or by the Executive without Good Reason, the Executive shall be entitled to all Annual Base Salary and all Benefits accrued through the date of termination and to any accrued but unpaid Annual Bonus for a Contract Year prior to the Contract Year in which the Executive’s employment was terminated.  Such accrued compensation shall be paid in accordance with the Company’s ordinary payment practices and, in any event, on or prior to the fifteenth (15th) day of the third (3rd) calendar month following the end of the calendar year in which the date of termination occurs.

(d) Assignment of Life Insurance. Upon any termination of the Executive’s employment hereunder, the Partnership and the Company shall, at Executive’s option (exercisable at any time during the period commencing upon the termination of his employment and ending 90 days thereafter), transfer the life insurance policy described in such Section 11(b) to Executive, for no consideration.  In addition, notwithstanding any provision of the Partnership’s Executive Deferred Compensation Plan to the contrary but subject to Section 23(b), all amounts in the Executive’s account under such Plan (if there is such a Plan) shall be immediately payable to him.

(e) Survival. Neither the termination of the Executive’s employment hereunder nor the expiration of the Contract Term shall impair the rights or obligations of any party hereto which shall have accrued hereunder prior to such termination or expiration.

(f) Mitigation of Damages. In the event of any termination of the Executive’s employment by the Partnership or the Company, the Executive shall not be required to seek other employment to mitigate damages, and any income earned by the Executive from other employment or self-employment shall not be offset against any obligations of the Partnership or the Company to the Executive under this Agreement.

10. Limitation on Severance Benefits.

(a) Notwithstanding any other provision of this Agreement, and except as provided in paragraph 10(b) below, payments and benefits to which Executive would otherwise be entitled under the provisions of this Agreement will be reduced (or the Executive shall make reimbursement of amounts previously paid) to the extent necessary to prevent the Executive from having any liability for the federal excise tax levied on certain “excess parachute payments” under section 4999 of the Internal Revenue Code as it exists as of the date of this Agreement.

(b) The Company may determine the amount (if any) of reduction for each payment or benefit that the Executive would otherwise be entitled to receive.  The extent to which the payments or benefits to the Executive are to be reduced pursuant to paragraph 10(a) will be determined by the accounting firm servicing the Company on the date that the Executive’s employment is terminated.  The Company shall pay the cost of such determination.

(c) If the final determination of any reduction in any benefit or payment pursuant to this Section has not been made at the time that the Executive is entitled to receive such benefit or payment, the Company shall pay or provide an estimated amount based on a recommendation by the accounting firm making the determination under subparagraph 10(b).  When the final determination is made, the Company shall pay the Executive any additional amounts that may be due or the Executive shall reimburse the Company for any estimated amounts paid to the Executive that were in excess of the amount payable hereunder.

11. Insurance.

(a) Officers and Directors Fiduciary Liability Insurance: During the Executive’s employment hereunder, the Company shall maintain, at its expense, officers and directors fiduciary liability insurance that would cover the Executive in an amount of no less than $3 million per year.

(b) Term Life Insurance or Other Employee Benefit: During the Executive’s employment hereunder, the Company shall maintain in force a term life insurance policy on the Executive or shall provide Executive with another employee benefit selected by the Executive at an annual cost to the Company of no more than $17,150.  if the Executive’s employment is terminated prior to the expiration of the Contract Term (other than by reason of the Executive’s death, a termination by the Company for Cause or a termination by the Executive without Good Reason), the Company shall pay, prior to the expiration of the ninety (90) period described in Section 9(d), either to the Executive or, on behalf of the Executive, to the issuer(s) of such life insurance policy(ies) (if any), an amount sufficient to pay the premiums to maintain such policy(ies) in force for the remainder of the Contract Term but in no event more than $17,150 each Contract Year.

The Company shall be liable for the Company Percentage (as described in Section 7(f)) of the annual premium for any such term life insurance policy and the Partnership shall be liable for the remainder of such premium.  The beneficiary of any such insurance shall be designated, from time to time, by the Executive in his sole and absolute discretion.

12. Disputes and Indemnification.

(a) Any dispute or controversy arising under, out of, in connection with or in relation to this Agreement shall, at the election and upon written demand of any party to this Agreement, be finally determined and settled by arbitration in the City of Greensboro, North Carolina in accordance with the rules and procedures of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereof.

(b) The Partnership and/or the Company shall promptly pay pursuant to Section 7(e) as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Partnership, the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement.

(c) The Company and the Partnership agree that if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Company or the Partnership or is or was serving at the request of the Company or the Partnership as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Company and the Partnership to the fullest extent legally permitted, against all cost, expense, liability and loss (including, without limitation, attorney’s fees, judgements, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, officer, member, employee or agent of the Company or the Partnership or other entity and shall inure to the benefit of Executive’s heirs, executors and administrators.  The Company and/or the Partnership shall advance to the Executive all reasonable costs and expenses incurred by him in connection with a Proceeding within 20 days after receipt by them of a written request for such advance.  Such request shall include an undertaking by the Executive to repay the amount of such advance, without interest, if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.

13. Binding on Successors.  This Agreement shall be binding upon and inure to the benefit of the Partnership, the Company, the Executive and their respective successors, assigns, personal and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

14. Governing Law.  This Agreement is being made and executed in and is intended to be perfol sued in the State of North Carolina, and shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of North Carolina without any reference to principles of conflicts or choice of law under which the law of any other jurisdiction would apply.

15. Validity.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

16. Notices.  Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, or certified or registered mail, postage prepaid, as follows:

If to the Partnership, to:

Tanger Properties Limited Partnership
P.O. Box 10889
3200 Northline Avenue, Suite 360
Greensboro, NC 27404
Attn:  General Counsel

If to the Company, to:

Tanger Factory Outlets Centers, Inc.
P.O. Box 10889
3200 Northline Avenue, Suite 360
Greensboro, NC 27404
Attn:  General Counsel

If to the Executive, to:

Mr. Stanley K. Tanger

P.O. Box 10889

3200 Northline Avenue, Suite 360

Greensboro, NC 27404

or at any other address as any party shall have specified by notice in writing to the other parties.

17. Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

18. Entire Agreement.  The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Partnership and the Company and may not be contradicted by evidence of any prior or contemporaneous agreement.  The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terns and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

19. Amendments; Waivers.  This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive, a member of the Partnership and a disinterested director of the Company.  By an instrument in writing similarly executed, the Executive or the Company and the Partnership may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform, provided, however, that such waiver shall not operate as a waiver of , or estoppel with respect to, any other or subsequent failure.  No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

20. No Effect on Other Contractual Rights.  Notwithstanding Section 8, the provisions of this Agreement, and any other payment provided for hereunder, shall not reduce any amounts otherwise payable to the Executive under any other agreement between the Executive and the Partnership and the Company, or in any way diminish the Executive’s rights under any employee benefit plan, program or arrangement of the Partnership or the Company to which he may be entitled as an employee of the Partnership or the Company.

21. No Inconsistent Actions.  The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement.  Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

22. Legal Fees.  The Company and/or the Partnership agree to pay all legal fees and expenses incurred by the Executive in negotiating this Agreement promptly upon receipt of appropriate statements therefor.

23. Section 409A.

(a) The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and the parties agree to use their best efforts to achieve timely compliance with Section 409A.  Notwithstanding any  provision of this Agreement to the contrary, in the event that the Company and/or the Partnership determines that any compensation or benefits payable or provided under this Agreement may be subject to Section 409A, the Company and/or the Partnership may adopt (without any obligation to do so or to indemnify the Executive for failure to do so) such limited amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company and/or the Partnership reasonably determines are necessary or appropriate to (i) exempt the compensation and benefits payable under this Agreement from Section 409A and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (ii) comply with the requirements of Section 409A.  No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from the Executive or any other individual to the Company and/or the Partnership or any of their respective affiliates, employees or agents.

(b) Separation from Service under 409A.  Notwithstanding any provision to the contrary in this Agreement:

(i)           No amount shall be payable pursuant to Sections 9(a) or (b) unless the termination of the Executive’s employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations with respect to both the Company and the Partnership; and

(ii)           If the Executive is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement (any such delayed commencement, a “Payment Delay”) of any portion of the termination benefits to which the Executive is entitled under this Agreement (after taking into account all exclusions applicable to such termination benefits under Section 409A), including, without limitation, any portion of the additional compensation awarded pursuant to Section 9 and Section 11, is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Executive’s termination benefits shall not be provided to the Executive prior to the earlier of (A) the expiration of the six-month period measured from the date of the Executive’s “separation from service” with the Company (as such term is defined in the Department of Treasury Regulations issued under Section 409A of the Code) or (B) the date of the Executive’s death.  Upon the earlier of such dates (the “Delayed Payment Date”), all payments deferred pursuant to this Section 23(b)(ii) shall be paid in a lump sum to the Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein; Any payment subject to the Payment Delay shall be credited with interest for the period during which such payment is delayed pursuant to the Payment Delay at a rate equal to the then current borrowing rate on the Company’s unsecured line of credit that is used for daily cash management by the Company as in effect on the date of the Executive’s “separation from service” (the “Daily Cash Rate”) and, to the extent any payment subject to the Payment Delay is not paid on the Delayed Payment Date, such payment shall be credited with interest at a rate equal two times the Daily Cash Rate for the period commencing with the day after the Delayed Payment Date and ending on the date such payment is made (unless such non-payment is required by applicable law, rule or regulation, in which case such payment shall continue to be credited with interest at the Daily Cash Rate); and

(iii)           The determination of whether the Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his separation from service shall be made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Section 1.409A-1(i) of the Department of Treasury Regulations and any successor provision thereto); and

(iv)           For purposes of Section 409A of the Code, the Executive’s right to receive installment payments shall be treated as a right to receive a series of separate and distinct payments; and

(v)           The reimbursement of any expense under Section 7 or Section 9 shall be made no later than December 31 of the year following the year in which the expense was incurred.  The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year.  The amount of any Benefits provided in one year shall not affect the amount of Benefits provided in any other year.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

EXECUTIVE

                  /s/ Stanley K. Tanger
                    Stanley K. Tanger

               TANGER FACTORY OUTLET CENTERS, INC.,
a North Carolina Corporation

By:     /s/ Frank C. Marchisello Jr.
             Frank C. Marchisello, Jr.
     Executive Vice President, Chief Financial Officer and Secretary

TANGER PROPERTIES LIMITED PARTNERSHIP
a North Carolina Limited Partnership

By:  TANGER GP TRUST, its sole General Partner

By:    /s/ Frank C. Marchisello Jr.
    Frank C. Marchisello, Jr.
    Vice President, Treasurer and Assistant Secretary

The Partnership and the Company hereby jointly and severally guarantee to the Executive the prompt payment in full of the compensation owed hereunder by the other.

TANGER PROPERTIES LIMITED PARTNERSHIP
a North Carolina Limited Partnership

By:  TANGER GP TRUST, its sole General Partner

By:    /s/ Frank C. Marchisello Jr.
    Frank C. Marchisello, Jr.
    Vice President, Treasurer and Assistant Secretary

TANGER FACTORY OUTLET CENTERS, INC.

a North Carolina corporation

By:     /s/ Frank C. Marchisello Jr.
             Frank C. Marchisello, Jr.
     Executive Vice President, Chief Financial Officer and Secretary

Exhibit A

Registration Rights Agreement

Exhibit B

Chairman of the Board Job Description

TANGER FACTORY OUTLET CENTERS
CHAIRMAN OF THE BOARD JOB DESCRIPTION
RESPONSIBILITY
Strategy
• As necessary, Chairman will participate in:
o Developing Financing plans
o Setting growth targets
o Setting goals for executive management
• Chairman will continue efforts to promote brand awareness and participate in Company marketing

Acquisition/Development/New Investments	• As necessary, Chairman will participate in: o Representing the Company in negotiations o Sourcing acquisitions o Sourcing development opportunities
Financing	• As necessary, Chairman will participate in: o Maintaining relationships with financial institutions o Facilitating negotiations
Other Duties
• Continue service on Board
• Set Board agendas
• Actively participate in establishing Company’s strategic direction
• Authorize use of corporate jet
• As necessary, Chairman will participate in:
o Company events
o Any major transactions the Company or Board of Directors plan to undertake